                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ----------



                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of report (Date of earliest event reported):

                                FEBRUARY 27, 2003


                         WESTPORT RESOURCES CORPORATION
               (Exact Name of Registrant as Specified in Charter)


           NEVADA                       001-14256                13-3869719
(State or Other Jurisdiction           (Commission              (IRS Employer
      of Incorporation)               File Number)           Identification No.)


                              1670 BROADWAY STREET
                                   SUITE 2800
                             DENVER, COLORADO 80202
              (Address and Zip Code of Principal Executive Offices)


                                 (303) 573-5404
              (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS.

     On February 24, 2003, Westport Resources Corporation, a Nevada corporation, also referred to as Westport or the Company, announced earnings and record production, EBITDAX and discretionary cash flow for the year and quarter ended December 31, 2002. Net loss available to common stockholders was approximately $33.3 million, or $0.63 per basic share ($0.63 per fully diluted share) in 2002, compared to net income available to common stockholders in 2001 of approximately $48.2 million or $1.11 per basic share ($1.09 per fully diluted share). During the fourth quarter of 2002, net loss available to common stockholders was approximately $14.9 million, or $0.27 per basic share ($0.27 per fully diluted share), compared to a net loss of approximately $13.8 million or $0.27 per basic share ($0.27 per fully diluted share) for the corresponding period in 2001. Earnings were adversely affected in the 12 and three months ended December 31, 2002 as a result of non-cash charges relating to Westport's commodity price risk management activity and property impairments. In 2002, the Company reported a loss in non-cash, non-hedge change in fair market value of derivatives of $26.7 million, of which $17.8 million was recorded in the fourth quarter, and recorded impairments to proved and unproved properties in 2002 of $29.7 million, of which $20.6 million pertains to the fourth quarter.

     Westport's production for the 12 months and three months ended December 31, 2002 increased to record levels, averaging approximately 356 Mmcfe/d for the year, compared to approximately 242 Mmcfe/d for 2001, and approximately 377 Mmcfe/d for the quarter, compared to 353 Mmcfe/d for the same period in 2001. The increase in both the fourth quarter and annual production in 2002 is primarily due to the acquisition of producing properties in southeast Texas and the Greater Natural Buttes area of Utah and the results of our drilling program.

     As a result of increased production and strong commodity prices, Westport reported record EBITDAX and discretionary cash flow in 2002 of approximately $284.7 million and $254.3 million, respectively, compared to $245.0 million and $230.2 million, respectively, in 2001. In the fourth quarter of 2002, EBITDAX and discretionary cash flow were approximately $94.1 million and $86.9 million, respectively, compared to $69.9 million and $61.0, respectively in 2001. EBITDAX and discretionary cash flow are presented herein because of their wide acceptance as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. For a detailed summary of each, please refer to the calculations and definitions in the Supplemental Data section attached below.

     "In 2002, we successfully executed three significant acquisitions, adding over 700 Bcfe to our asset base for a 70% increase in proved reserves," commented Donald D. Wolf, Chairman and Chief Executive Officer of Westport. "In the final transaction of the year, we acquired a long-lived legacy asset in the Greater Natural Buttes area of Utah providing us with numerous drilling opportunities to grow the company's reserve, production and cash flow in 2003 and beyond. Concurrent with the acquisitions, we completed a number of capital market transactions allowing us to maintain our strong financial position and flexibility."

     Before the effects of commodity price risk management settlements, average realized oil prices increased 9% in 2002 to $23.66 from $21.69 in 2001 per barrel of oil, while average realized natural gas prices decreased 18% from $3.59 per Mcf of natural gas in 2001 to $2.94 in 2002. In the fourth quarter of 2002, Westport's average realized oil and natural gas prices increased 46% and 55%, respectively, from $17.67 per barrel of oil and $2.34 per Mcf of natural gas in the fourth quarter of 2001 to $25.81 per barrel of oil and $3.63 per Mcf of natural gas in the fourth quarter of 2002.

OPERATIONAL SUMMARY

     Estimated proved reserves at December 31, 2002 increased nearly 70% from the previous year to approximately 1,580 Bcfe with a pre-tax net present value of proved reserves discounted at 10% of $2.4 billion using year-end NYMEX prices of $31.23 per barrel of oil and $4.58 per Mmbtu of natural gas. Westport's reserves were comprised of 1,105 Bcf of gas and 79 million barrels of oil, with 66% being classified as proved developed. Westport's finding and development costs from all sources including acquisitions were $0.98 per Mcfe, and the Company replaced 600% of production from all sources. Westport's three year average production replacement ratio and average all sources finding, development and acquisition cost are 561% and $1.30 per Mcfe, respectively.

     In 2002, Westport's capital expenditures, excluding amounts attributed to acquisitions, were approximately $163.5 million, with approximately 63% allocated to development and 37% allocated to exploration. Of this amount, approximately $28.4 million was attributable to the Northern Division, approximately $42.0 million was attributable to the Southern Division, and approximately $93.1 million was attributable to the Gulf of Mexico Division.

     During 2002, Westport participated in 200 development wells, of which 97% were successful, and 19 exploration wells, of which 32% were successful. In the fourth quarter of 2002, Westport drilled 40 development wells, of which 95% were successful, and eight exploration wells, of which 25% were successful. At year-end, four exploratory wells and five development wells were drilling, two exploratory well and five development wells were being completed and one development well was waiting on completion.

     WESTERN DIVISION

     The Western Division was formed as a result of the December 17, 2002 acquisition of producing properties and midstream assets located in the Greater Natural Buttes area of Utah. During the brief period that Westport operated these properties in 2002, net production averaged 68 Mmcfe/d. At December 31, 2002 the Western Division reported total proved reserves of 596 Bcfe, 99% of which were natural gas, with a pre-tax net present value discounted at 10% of $555 million. The Company operates 88% of the net present value of these properties and owns interests in approximately 240,000 net undeveloped acres of leasehold in the Uinta Basin.

     Since closing the transaction, Westport initiated its drilling program with three rigs, one of which is targeting deeper horizons between 10,000 and 13,000 feet to evaluate the lower Mesaverde and Mancos formations. Thus far, Westport has participated in the drilling of eight development wells and conducted 15 recompletions and workovers in the Greater Natural Buttes area since assuming operations late last year. The Company currently has a total of 141 drilling permits, 86 permits filed and awaiting approval and an additional 124 operated locations are in the permitting process.

     To lead the newly formed Division, Westport appointed Carter Mathies as Vice President and General Manager of the Western Division. Mr. Mathies has over 20 years of experience in the oil and gas industry in managing and operating both upstream and midstream operations. Prior to joining Westport, Mr. Mathies was Vice President of Kinder Morgan Energy Partners, where he had operating responsibility for Kinder Morgan's gathering and processing unit. Prior to his tenure at Kinder Morgan, Mr. Mathies was President and CEO of Tipperary Corporation, a publicly traded independent exploration and production company.

     NORTHERN DIVISION

     In the Northern Division, which conducts operations in the Rocky Mountain region primarily in Wyoming and North Dakota, net production for the fourth quarter of 2002 averaged approximately 107 Mmcfe/d, compared to approximately 110 Mmcfe/d for the full year. In 2001, net production for the fourth quarter averaged 100 Mmcfe/d compared to 75 Mmcfe/d for the full year. At year-end 2002, the Northern Division reported proved reserves of 353 Bcfe, 42% of which is natural gas, with a pre-tax net present value discounted at 10% of $515 million.

     Westport drilled 126 development wells in the Northern Division in 2002, of which 98% were successful, and three exploration wells, of which 33% were successful. In 2002, Westport continued its horizontal drilling program in the Williston Basin of North Dakota, drilling 17 re-entry wells in the Wiley, Horse Creek and Bear Creek fields. Net production in the Williston Basin for 2002 increased approximately 23% to approximately 50 Mmcfe/d, accounting for approximately 47% of the Northern Division's production.

     In the Moxa Arch and Wamsutter areas of southwestern Wyoming, Westport operates 191 wells and owns a working interest in over 450 wells. Fourth quarter 2002 net production in the region averaged approximately 26 Mmcfe/d. The Company owns interests in approximately 108,000 gross and 50,000 net developed acres in these fields.

     Thus far in 2003, the Northern Division has participated in eight development wells and two exploration wells, of which three are producing, four are currently completing, two are drilling and one exploration well was unsuccessful.

     SOUTHERN DIVISION

     In the Southern Division, which conducts operations in the Permian Basin, Mid-Continent and onshore Gulf Coast regions, net production for the fourth quarter of 2002 averaged approximately 151 Mmcfe/d, compared to approximately 135 Mmcfe/d for the full year. In 2001, net production for the fourth quarter averaged 145 Mmcfe/d compared to 64 Mmcfe/d for the full year. At year-end 2002, the Southern Division reported proved reserves of 476 Bcfe, 54% of which is natural gas, with a pre-tax net present value discounted at 10% of $877 million.

     Westport drilled 65 development wells in the Southern Division in 2002, of which 99% were successful, and four exploration wells, of which 50% were successful. Development of the Elm Grove Field continued with net production increasing throughout the year averaging approximately 17 Mmcfe/d in the fourth quarter of 2002. In 2002, the Company drilled 24 development wells in the Elm Grove field, all of which were successful. Westport owns an approximate 37% working interest in the field.

     Development and exploration activity continued in the Gulf Coast region of southeast Texas, where Westport acquired oil and gas producing properties in September 2002 for approximately $120 million. The properties are currently producing 35 Mmcfe/d, an increase from 28 Mmcfe/d at the time of the acquisition. In this region, Westport primarily focuses its activity in the Yegua trend. Since closing the transaction, the Company has brought on-line one exploratory well and two development wells. In this area, the Company owns interests in approximately 10,000 net undeveloped acres and in the fourth quarter of 2002, commenced two 3-D seismic acquisition programs covering over 185 square miles combined.

     Thus far in 2003, the Southern Division has participated in 21 development wells and three exploration wells, of which seven are producing, nine are completing, four are drilling, three wells were unsuccessful and one exploration well was shut-in.

     GULF OF MEXICO DIVISION

     In the Gulf of Mexico Division, net production for the fourth quarter averaged approximately 108 Mmcfe/d, compared to approximately 109 Mmcfe/d for the full year. In 2001, net production for the fourth quarter averaged approximately 108 Mmcfe/d compared to 102 Mmcfe/d for the full year. At year-end 2002, the Gulf of Mexico Division reported proved reserves of approximately 155 Bcfe, 71% of which is natural gas, with a pre-tax net present value discounted at 10% of $459 million.

     Westport drilled nine development wells in the Gulf of Mexico Division in 2002, of which 78% were successful, and 12 exploration wells, of which 25% were successful. In the West Cameron 180/198 complex, the Company's major producing field offshore, fourth quarter 2002 production averaged approximately 36 Mmcfe/d, compared to 34 Mmcfe/d for the full year. In High Island Block 197, Westport owns a 25% non-operated working interest and participated in two development wells and one exploration well in 2002. Net production during the fourth quarter of 2002 averaged approximately 18 Mmcfe/d compared to 8 Mmcfe/d for the full year. In South Timbalier Block 316, construction of the production platform is proceeding on schedule and within the allocated budget. Westport anticipates completing platform installation by the end of the second quarter of 2003 and expects production to commence in the second half of 2003.

     Thus far in 2003, the Gulf of Mexico Division has participated in three exploration wells, of which one is currently completing and two are drilling.

COMMODITY PRICE RISK MANAGEMENT

     For the 12 months ended December 31, 2002 and 2001, Westport recorded a hedge settlement loss of $1.3 million and a gain of $2.1 million, respectively. For the three months ended December 31, 2002 and 2001, the Company recorded a hedge settlement loss of $2.8 million and a gain of $3.9 million, respectively. For the 12 months ended December 31, 2002, Westport recorded a non-hedge settlement gain of $0.8 million compared to $15.3 million in 2001. The Company did not record a non-hedge settlement in the fourth quarter of 2002, while recording a gain of $15.9 million in the fourth quarter of 2001. In 2002, the Company recorded a loss in non-cash, non-hedge change in fair market value of derivatives of $26.7 million, of which $17.8 million was recorded in the fourth quarter. In 2001, Westport recorded a gain in non-cash, non-hedge, change in fair market value of derivatives of $14.3 million and a loss of $10.2 million in the fourth quarter of 2001. The majority of the non-cash, non-hedge change in fair market value of derivatives charges in 2002 relates to contracts entered into before closing the acquisition of the Greater Natural Buttes assets to cover a portion of the expected production through 2005. Upon the closing of the transaction, the derivative contracts qualified for hedge accounting treatment.

     As of February 19, 2003, Westport had approximately 5.2 million barrels of oil and 73.7 Bcf of natural gas subject to commodity price risk management ("CPRM") contracts for 2003. Of these contracts, all of the oil and 63.4 Bcf of the natural gas contracts are subject to weighted average NYMEX floor prices of $23.18 per barrel and $3.78 per Mmbtu and weighted average NYMEX ceiling prices of $25.16 per barrel and $4.20 per Mmbtu, respectively, excluding the effect of any three-way floor prices. Of the remaining 2003 gas CPRM contracts, 7.3 Bcf have settlements that are calculated based on the Northwest Pipeline Rocky Mountain Index ("NWPRM") with weighted average NWPRM floor and ceiling prices of $3.00 and $3.29, respectively. The remaining 2003 gas CPRM contract settlements are calculated based on the Colorado Interstate Gas Rocky Mountain Index ("CIGRM") with a weighted average swap price of $3.59. In addition, included in the 63.4 Bcf of natural gas contracts, the Company has entered into basis swaps covering 13.4 Bcf of natural gas for 2003 that lock in the pricing differential between NYMEX and NWPRM at a weighted average price differential of $0.67 per Mmbtu and 3.7 Bcf for 2003 that lock in the pricing differential between NYMEX and CIGRM at a weighted average price differential of $0.95 per Mmbtu. The Company has approximately 2.2 million barrels of oil and 49.3 Bcf of natural gas subject to CPRM contracts for 2004. Of these contracts, all of the oil and 38.3 Bcf of the natural gas contracts are subject to weighted average NYMEX floor prices of $23.93 per barrel and $3.83 per Mmbtu and weighted average NYMEX ceiling prices of $25.47 per barrel and $4.06 per Mmbtu, respectively, excluding the effect of any three-way floor prices. The remaining 2004 gas CPRM contract settlements are calculated based on the NWPRM index with weighted average swap price of $3.33. In addition, included in the 38.3 Bcf of natural gas contracts, the Company has entered into basis swaps covering 3.7 Bcf of natural gas for 2004 that lock in the pricing differential between NYMEX and NWPRM at a weighted average price differential of $0.66 per Mmbtu and 1.8 Bcf of natural gas for 2004 that lock in the pricing differential between NYMEX and CIGRM at a weighted average price differential of $0.81 per Mmbtu. The Company has approximately 9.1 Bcf of natural gas subject to CPRM contracts for 2005 with a weighted average NYMEX swap price of $3.96 per Mmbtu. The contracts discussed above represent the Company's hedge and non-hedge positions.

     As of February 24, 2003 Westport has posted letters of credit or cash of $118.8 million as a result of its margin requirements on these contracts.

     For a detailed summary of commodity price risk management contracts, please refer to the Commodity Price Risk Management table attached below.

    Westport is an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the Gulf of Mexico, the Rocky Mountains, Permian Basin/Mid-Continent and the Gulf Coast.

FORWARD - LOOKING STATEMENTS

     This Current Report on Form 8-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact, such as anticipated dates of first production, estimated reserves, projected drilling and development activity, projected production, projected cash flow and projected capital expenditures. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are many factors that could cause forward-looking statements not to be correct, including the risks and uncertainties inherent in the Company's business and other cautionary statements set forth in the filings of the Company with the Securities and Exchange Commission, including without limitation the Company's most recent Annual Report on Form 10-K. These risks include, among others, oil and gas price volatility, availability of services and supplies, operating hazards and mechanical failures, uncertainties in the estimates of proved reserves and in projections of future rates of production and timing of development expenditures, environmental risks, regulatory changes, general economic conditions, risks of assimilating the acquired properties and the actions or inactions of third-party operators. The Company does not undertake any obligation to update any forward-looking statements contained in this Current Report on Form 8-K.

                                  SUMMARY DATA
                      (in thousands except per share data)

                                               FOR THE THREE MONTHS ENDED          FOR THE YEAR ENDED
                                                      DECEMBER 31,                    DECEMBER 31,
                                              ----------------------------    ----------------------------
                                                  2002            2001            2002            2001
                                              ------------    ------------    ------------    ------------
Production
    Oil (Mbbls)                                      2,028           1,854           7,927           4,929
    Natural gas (Mmcf)                              22,473          21,385          82,346          58,562
    Mmcfe                                           34,641          32,509         129,908          88,136

Average Daily Production
    Oil (Mbbls/d)                                     22.0            20.2            21.7            13.5
    Natural gas (Mmcf/d)                             244.3           232.4           225.6           160.4
    Mmcfe/d                                          376.5           353.4           355.9           241.5

Average prices
    Oil (per bbl)                             $      25.81    $      17.67    $      23.66    $      21.69
    Natural gas (per Mcf)                             3.63            2.34            2.94            3.59
Hedging effect (per Mcfe)                            (0.08)            .14           (0.01)            .03

Oil and natural gas sales                     $    133,818    $     82,873    $    429,260    $    317,278
Lease operating expense                             21,947          20,545          89,328          55,315
     Per Mcfe                                         0.63            0.63            0.69            0.63
General and administrative costs                     6,550           6,846          23,629          17,678
     Per Mcfe                                         0.19            0.21            0.18            0.20
Depletion, depreciation and amortization            56,027          51,808         203,093         124,059
     Per Mcfe                                         1.62            1.59            1.56            1.41

EBITDAX                                             94,096          68,981         284,652         244,991

Discretionary cash flow                             86,901          60,980         254,348         230,224

Net income available to common stockholders        (14,858)        (13,816)        (33,328)         48,234
    Per common share data                            (0.27)          (0.27)          (0.63)           1.11
    Per diluted share data                           (0.27)          (0.27)          (0.63)           1.09

                                SUPPLEMENTAL DATA
                                -----------------
                      (in thousands except per share data)
                                   (unaudited)

     EBITDAX and discretionary cash flow (as defined below) are presented herein because of their wide acceptance as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. EBITDAX and discretionary cash flow should not be considered as alternatives to net cash provided by operating activities, net income (loss) or income (loss) from continuing operations, as defined by Generally Accepted Accounting Principles. EBITDAX and discretionary cash flow should also not be considered as indicators of the Company's financial performance, as alternatives to cash flow, as measures of liquidity or as being comparable to other similarly titled measures of other companies.


                                                    FOR THE THREE MONTHS ENDED    FOR THE TWELVE MONTHS ENDED
                                                           DECEMBER 31,                  DECEMBER 31,
                                                    --------------------------    ---------------------------
                                                       2002            2001          2002            2001
                                                    ----------      ----------    ----------      ----------
EBITDAX (1)
    Net Income (loss)                               $  (13,668)     $  (12,626)   $  (28,566)     $   49,821
    Exploration                                         10,752           6,980        32,390          31,313
    Depletion, depreciation and amortization            56,027          51,808       203,093         124,059
    Impairment of proved properties                     19,700           9,423        19,700           9,423
    Impairment of unproved properties                      883           3,860         9,961           6,974
    Stock compensation expense                           2,654           1,779         4,608             719
    Non-hedge change in fair value of derivatives       17,838          10,163        26,723         (14,323)
    Interest expense                                     9,289           8,911        32,398          12,761
    Change in fair value of interest rate swap              --          (3,083)         (226)         (4,960)
    Amortization of deferred financing fees              1,656            (198)        2,438             435
    (Gain) Loss on sale of operating assets, net           (46)            132         1,685             132
    Total benefit (provision) for income taxes         (10,989)         (7,258)      (19,552)         28,637
                                                    ----------      ----------    ----------      ----------
       EBITDAX                                      $   94,096      $   69,891    $  284,652      $  244,991
                                                    ==========      ==========    ==========      ==========


                                                     FOR THE THREE MONTHS ENDED     FOR THE TWELVE MONTHS ENDED
                                                            DECEMBER 31,                    DECEMBER 31,
                                                    ----------------------------    ----------------------------
                                                        2002            2001            2002            2001
                                                    ------------    ------------    ------------    ------------
DISCRETIONARY CASH FLOW(2)
    Net Income (loss) ...........................   $    (13,668)   $    (12,626)   $    (28,566)   $     49,821
    Exploration .................................         10,752           6,980          32,390          31,313
    Depletion, depreciation and amortization ....         56,027          51,808         203,093         124,059
    Impairment of proved properties .............         19,700           9,423          19,700           9,423
    Impairment of unproved properties ...........            883           3,860           9,961           6,974
    Stock compensation expense ..................          2,654           1,779           4,608             719
    Non-hedge change in fair value of derivatives         17,838          10,163          26,723         (14,323)
    Change in fair value of interest rate swap ..             --          (3,083)           (226)         (4,960)
    (Gain) Loss on sale of operating assets, net             (46)            132           1,685             132
    Amortization of financing fees ..............          1,656            (198)          2,438             435
    Deferred income tax benefit (provision) .....         (8,895)         (7,258)        (17,458)         26,631
                                                    ------------    ------------    ------------    ------------
       Discretionary cash flow ..................   $     86,901    $     60,980    $    254,348    $    230,224
                                                    ============    ============    ============    ============

(1) "EBITDAX" represents earnings before exploration; depletion, depreciation and amortization; impairment of unproved properties; stock compensation expense; non-hedge change in fair value of derivatives; interest expense; change in fair value of interest rate swap; amortization of deferred financing fees; and total benefit (provision) for income taxes.

(2) Discretionary cash flow equals EBITDAX minus interest expense and current taxes.

     The tables below provide details about the volumes and prices of all open CPRM commitments, hedge and non-hedge, as of February 19, 2003:


                                                                            2003         2004         2005
                                                                         ----------   ----------   ----------
HEDGES
GAS
  NYMEX Price Swaps Sold -- receive fixed price (thousand Mmbtu)(1) ..       31,950       18,300        9,125
     Average price, per Mmbtu ........................................   $     4.01   $     3.92   $     3.96
  NWPRM Price Swaps Sold -- receive fixed price (thousand Mmbtu)(2) ..           --       10,980           --
     Average price, per Mmbtu ........................................           --   $     3.33           --
  CIGRM Price Swaps Sold -- receive fixed price (thousand Mmbtu)(3) ..        3,060           --           --
     Average price, per Mmbtu ........................................   $     3.59           --           --
  NYMEX Collars Sold (thousand Mmbtu)(4) .............................       23,383       16,380           --
     Average floor price, per Mmbtu ..................................   $     3.61   $     3.70           --
     Average ceiling price, per Mmbtu ................................   $     4.29   $     4.00           --
  NWPRM Collars Sold (thousand Mmbtu)(5) .............................        7,300           --           --
     Average floor price, per Mmbtu ..................................   $     3.00           --           --
     Average ceiling price, per Mmbtu ................................   $     3.29           --           --
  NYMEX Three-way collars (Mmbtu)(4),(6) .............................        8,030        3,660           --
     Average floor price, per Mmbtu ..................................   $     3.39   $     4.00           --
     Average ceiling price, per Mmbtu ................................   $     4.73   $     5.00           --
     Three-way average floor price, per Mmbtu ........................   $     2.22   $     3.15           --

  Basis Swaps(7)
    NWPRM (thousand Mmbtu) ...........................................       13,430        3,660           --
       Average differential price, per Mmbtu .........................   $     0.67   $     0.66           --
    CIGRM (thousand Mmbtu) ...........................................        3,650        1,830           --
       Average differential price, per Mmbtu .........................   $     0.95   $     0.81           --

OIL

  NYMEX Price Swaps Sold -- receive fixed price (Mbbls)(1) ...........          875        1,098           --
    Average price, per bbl ...........................................   $    21.80   $    24.02           --
  NYMEX Collars Sold (Mbbls)(4) ......................................        1,980           --           --
    Average floor price, per bbl .....................................   $    24.45           --           --
    Average ceiling price, per bbl ...................................   $    26.45           --           --
  NYMEX Three-way collars (Mbbls)(4),(6) .............................        1,995        1,098           --
    Average floor price, per bbl .....................................   $    23.18   $    23.83           --
    Average ceiling price, per bbl ...................................   $    26.30   $    26.92           --
    Three-way average floor price, per bbl ...........................   $    18.90   $    19.00           --

NON-HEDGES
OIL
  NYMEX Price Swaps Sold, receive fixed price (Mbbls)(1) .............          300           --           --
    Average price per bbl ............................................   $    18.86           --           --

----------

     (1) For any particular NYMEX swap sold transaction, the counterparty is required to make a payment to Westport in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such hedge, and Westport is required to make a payment to the counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such hedge.

     (2) For any particular NWPRM swap sold transaction, the counterparty is required to make a payment to Westport in the event that the NWPRM Price for any settlement period is less than the swap price for such hedge, and Westport is required to make a payment to the counterparty in the event that the NWPRM Price for any settlement period is greater than the swap price for such hedge.

     (3) For any particular CIGRM swap sold transaction, the counterparty is required to make a payment to Westport in the event that the CIGRM Price for any settlement period is less than the swap price for such hedge, and Westport is required to make a payment to the counterparty in the event that the CIGRM Price for any settlement period is greater than the swap price for such hedge.

     (4) For any particular NYMEX collar transaction, the counterparty is required to make a payment to Westport if the average NYMEX Reference Price for the reference period is below the floor price for such transaction, and Westport is required to make payment to the counterparty if the average NYMEX Reference Price is above the ceiling price of such transaction.

     (5) For any particular NWPRM collar transaction, the counterparty is required to make a payment to Westport if the average NWPRM Price for the reference period is below the floor price for such transaction, and Westport is required to make payment to the counterparty if the average NWPRM Price is above the ceiling price of such transaction.

     (6) Three way collars are settled as described in footnote (4) above, with the following exception: if the NYMEX Reference Price falls below the three-way floor price, the average floor price is reduced by the amount the NYMEX Reference Price is below the three-way floor price. For example, if the NYMEX Reference Price is $18.00 per bbl during the term of the 2002 three-way collars, then the average floor price would be $22.29 per bbl.

     (7) For any particular basis swap, the counterparty is required to make a payment to Westport in the event that the difference between the NYMEX Reference Price and the applicable published index (NWPRM or CIGRM) for any settlement period is greater than the swap differential price for such hedge, and Westport is required to make a payment to the counterparty in the event that the difference between the NYMEX Reference Price and the applicable published index (NMPRM or CIGRM) for any settlement period is less than the swap differential price for such hedge.

                         WESTPORT RESOURCES CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                                                    DECEMBER 31,
                                                                                            ----------------------------
                                                                                                2002            2001
                                                                                            ------------    ------------
                                    ASSETS
Current Assets:
    Cash and cash equivalents ...........................................................   $     42,761    $     27,584
    Accounts receivable, net ............................................................         73,549          61,808
    Derivative assets ...................................................................         14,861           7,832
    Prepaid expenses and other assets ...................................................         13,358           5,474
                                                                                            ------------    ------------
          Total current assets ..........................................................        144,529         102,698
                                                                                            ------------    ------------
Property and equipment, at cost:
    Oil and natural gas properties, successful efforts method:
      Proved properties .................................................................      2,177,656       1,446,331
      Unproved properties ...............................................................        104,430         105,539
                                                                                            ------------    ------------
                                                                                               2,282,086       1,551,870
    Less accumulated depletion, depreciation and amortization ...........................       (481,396)       (280,737)
                                                                                            ------------    ------------
          Net oil and gas properties ....................................................      1,800,690       1,271,133
                                                                                            ------------    ------------
    Building and other office furniture and equipment ...................................          9,686           8,099
    Less accumulated depreciation .......................................................         (3,933)         (3,028)
                                                                                            ------------    ------------
           Net building and other office furniture and equipment ........................          5,753           5,071
                                                                                            ------------    ------------
Other Assets:
    Long-term derivative assets .........................................................         14,824             612
    Goodwill ............................................................................        246,712         214,844
    Other assets ........................................................................         21,033           9,858
                                                                                            ------------    ------------
          Total other assets ............................................................        282,569         225,314
                                                                                            ------------    ------------
          Total assets ..................................................................   $  2,233,541    $  1,604,216
                                                                                            ============    ============

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
    Accounts payable ....................................................................   $     51,158    $     47,901
    Accrued expenses ....................................................................         39,209          30,294
    Ad valorem taxes payable ............................................................          8,988           6,930
    Derivative liabilities ..............................................................         56,156           3,289
    Income taxes payable ................................................................             86             550
    Other current liabilities ...........................................................             --             369
                                                                                            ------------    ------------
          Total current liabilities .....................................................        155,597          89,333
                                                                                            ------------    ------------
Long-term debt ..........................................................................        799,358         429,224
Deferred income taxes ...................................................................        124,530         158,005
Long-term derivative liabilities ........................................................         21,305           5,956
Other liabilities .......................................................................            745           1,402
                                                                                            ------------    ------------
          Total liabilities .............................................................      1,101,535         683,920
                                                                                            ------------    ------------
Commitments and contingencies (Note 13)
Stockholders' equity:
    6 1/2% Convertible preferred stock, $.01 par value; 10,000,000 shares authorized; 2,930,000 issued and outstanding at December 31, 2002 and 2001,
       respectively .....................................................................             29              29
    Common stock, $.01 par value; 70,000,000 shares authorized; 66,823,830 and
       52,092,691 shares issued and outstanding at December 31, 2002 and 2001,
       respectively .....................................................................            668             521
    Additional paid-in capital ..........................................................      1,150,345         877,960
    Treasury stock - at cost;  33,617 and 30,000 shares at December 31, 2002 and 2001,
       respectively .....................................................................           (469)           (408)
    Retained earnings (accumulated deficit) .............................................              2          33,330
    Accumulated other comprehensive income (loss):
      Deferred hedge loss, net ..........................................................        (18,408)          8,864
      Cumulative translation adjustment .................................................           (161)             --
                                                                                            ------------    ------------
          Total stockholders' equity ....................................................      1,132,006         920,296
                                                                                            ------------    ------------
          Total liabilities and stockholders' equity ....................................   $  2,233,541    $  1,604,216
                                                                                            ============    ============

                         WESTPORT RESOURCES CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)


                                                             FOR THE THREE MONTHS            FOR THE YEAR
                                                              ENDED DECEMBER 31,          ENDED DECEMBER 31,
                                                           ------------------------    ------------------------
                                                              2002          2001          2002          2001
                                                           ----------    ----------    ----------    ----------
Operating revenues:
    Oil and natural gas sales ..........................   $  133,818    $   82,873    $  429,260    $  317,278
    Hedge settlements ..................................       (2,785)        3,915        (1,276)        2,091
    Commodity price risk management activities:
       Non-hedge settlements ...........................           --        15,858           822        15,300
       Non-hedge change in fair value of derivatives ...      (17,838)      (10,163)      (26,723)       14,323
    Gain (loss) on sale of operating assets, net .......           46          (132)       (1,685)         (132)
                                                           ----------    ----------    ----------    ----------
       Net revenues ....................................      113,241        92,351       400,398       348,860
                                                           ----------    ----------    ----------    ----------
Operating costs and expenses:
    Lease operating expenses ...........................       21,947        20,545        89,328        55,315
    Production taxes ...................................        7,109         4,465        23,954        13,407
    Transportation costs ...............................        2,009         1,236         8,791         5,157
    Exploration ........................................       10,752         6,980        32,390        31,313
    Depletion, depreciation and amortization ...........       56,027        51,808       203,093       124,059
    Impairment of proved properties ....................       19,700         9,423        19,700         9,423
    Impairment of unproved properties ..................          883         3,860         9,961         6,974
    Stock compensation expense, net ....................        2,654         1,779         4,608           719
    General and administrative .........................        6,550         6,846        23,629        17,678
                                                           ----------    ----------    ----------    ----------
         Total operating expenses ......................      127,631       106,942       415,454       264,045
                                                           ----------    ----------    ----------    ----------
         Operating income (loss) .......................      (14,390)      (14,591)      (15,056)       84,815
                                                           ----------    ----------    ----------    ----------

Other income (expense):
    Interest expense ...................................      (10,945)       (8,713)      (34,836)      (13,196)
    Interest income ....................................          173           146           546         1,668
    Change in interest rate swap fair value ............           --         3,083           226         4,960
    Other ..............................................          505           191         1,002           211
                                                           ----------    ----------    ----------    ----------
Income (loss) before income taxes ......................      (24,657)      (19,884)      (48,118)       78,458
                                                           ----------    ----------    ----------    ----------

Provision for income taxes:
    Current ............................................        2,094            --         2,094        (2,006)
    Deferred ...........................................        8,895         7,258        17,458       (26,631)
                                                           ----------    ----------    ----------    ----------
         Total provision for income taxes ..............       10,989         7,258        19,552       (28,637)
                                                           ----------    ----------    ----------    ----------
Net income (loss) ......................................      (13,668)      (12,626)      (28,566)       49,821
Preferred stock dividends ..............................        1,190         1,190         4,762         1,587
                                                           ----------    ----------    ----------    ----------
Net income (loss) available to common stockholders .....   $  (14,858)   $  (13,816)   $  (33,328)   $   48,234
                                                           ==========    ==========    ==========    ==========

Weighted average number of common shares outstanding:
         Basic .........................................       55,644        52,050        53,007        43,408
                                                           ==========    ==========    ==========    ==========
         Diluted .......................................       55,644        52,050        53,007        44,168
                                                           ==========    ==========    ==========    ==========

Net income (loss) per common share:
         Basic .........................................   $     (.27)   $     (.27)   $     (.63)   $     1.11
                                                           ==========    ==========    ==========    ==========
         Diluted .......................................   $     (.27)   $     (.27)   $     (.63)   $     1.09
                                                           ==========    ==========    ==========    ==========

                         WESTPORT RESOURCES CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------
                                                                              2002          2001          2000
                                                                           ----------    ----------    ----------
Cash flows from operating activities:
    Net income (loss) ..................................................   $  (28,566)   $   49,821    $   43,536
    Adjustments to reconcile net income (loss) to net cash
         provided by operating activities:
      Depletion, depreciation and amortization .........................      203,093       124,059        64,856
      Exploratory dry hole costs .......................................       19,546        19,273         6,020
      Impairment of proved properties ..................................       19,700         9,423         2,911
      Impairment of unproved properties ................................        9,961         6,974         5,124
      Deferred income taxes ............................................      (17,707)       26,631        23,049
      Director retainers settled for stock .............................           20            --            50
      Stock compensation expense .......................................        4,608           719         2,156
      Change in derivative fair value ..................................       27,475       (19,283)           --
      Amortization of financing fees ...................................        2,438           435            --
      Capitalized interest .............................................          (45)           --            --
      Loss (gain) on sale of assets ....................................        1,685           132        (3,130)
      Changes in assets and liabilities, net of effects of
             acquisitions:
         Decrease (increase) in accounts receivable ....................       (2,909)       10,126       (28,678)
         Decrease (increase) in prepaid expenses .......................       (5,031)        1,051        (1,139)
         Decrease in net derivative liabilities ........................      (10,388)      (18,285)           --
         Increase (decrease) in accounts payable .......................       (6,573)       (6,240)       17,930
         Increase (decrease) in ad valorem taxes payable ...............         (851)       (1,130)        2,183
         Increase (decrease) in income taxes payable ...................         (477)          301           375
         Increase (decrease) in accrued expenses .......................        8,105        (8,474)        9,622
         Decrease in other liabilities .................................         (887)         (260)       (1,436)
                                                                           ----------    ----------    ----------
Net cash provided by operating activities ..............................      223,197       195,273       143,429
                                                                           ----------    ----------    ----------
Cash flows from investing activities:
    Additions to property and equipment ................................     (147,612)     (187,925)     (102,229)
    Proceeds from sales of assets ......................................       13,311         5,536         6,259
    Merger with EPGC ...................................................           --            --       (42,403)
    Other acquisitions .................................................     (679,890)       (6,319)       (1,454)
    Other ..............................................................           28            22          (342)
                                                                           ----------    ----------    ----------
Net cash used in investing activities ..................................     (814,163)     (188,686)     (140,169)
                                                                           ----------    ----------    ----------
Cash flows from financing activities:
    Proceeds from issuance of common stock, net ........................      267,787           576       104,052
    Repurchase of common stock .........................................          (61)         (408)           --
    Proceeds from issuance of long-term debt ...........................      639,000       590,000        50,000
    Repayment of long-term debt ........................................     (285,000)     (577,585)     (156,633)
    Preferred stock dividend ...........................................       (4,762)       (1,587)           --
    Gain on interest rate swap cancellation ............................        3,705            --            --
    Financing fees .....................................................      (14,273)      (10,153)           --
                                                                           ----------    ----------    ----------
Net cash provided by (used in) financing activities ....................      606,396           843        (2,581)
                                                                           ----------    ----------    ----------
Net increase in cash and cash equivalents ..............................       15,430         7,430           679
Effect of exchange rate changes on cash and cash equivalents ...........         (253)           --            --
Cash and cash equivalents, beginning of year ...........................       27,584        20,154        19,475
                                                                           ----------    ----------    ----------
Cash and cash equivalents, end of year .................................   $   42,761    $   27,584    $   20,154
                                                                           ==========    ==========    ==========
Supplemental cash flow information:
    Cash paid for interest .............................................   $   37,426    $   14,065    $   10,649
                                                                           ==========    ==========    ==========
    Cash paid for income taxes .........................................   $       44    $    1,700    $      300
                                                                           ==========    ==========    ==========
Supplemental schedule of non-cash investing and financing activities:
    Common stock and stock options issued in connection with the
      Belco and EPGC mergers, respectively .............................   $       --    $  349,919    $  165,356
                                                                           ==========    ==========    ==========
    Liabilities and preferred stock assumed in connection with the
      Belco and EPGC mergers, respectively .............................   $       --    $  662,089    $    1,850
                                                                           ==========    ==========    ==========
      EPGC merger expenses paid by parent ..............................   $       --    $       --    $    2,895
                                                                           ==========    ==========    ==========

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements of business acquired.

         None.

     (b) Pro Forma Financial Information.

         None.

     (c) Exhibits.

         None.


                            [SIGNATURE PAGE FOLLOWS]

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       WESTPORT RESOURCES CORPORATION

Date: February 27, 2003                By: /s/ LON MCCAIN
                                          --------------------------------------
                                       Name:  Lon McCain
                                       Title: Vice President, Chief Financial
                                              Officer and Treasurer